Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-89204, 333-92196 and 333-152898) and Form S-8 (Nos. 333-134430, 333-94387, 333-91526, 333-113617 and 333-116180) of Quicksilver Resources Inc. of our report dated September 10, 2008, with respect to the combined statements of revenue and direct operating expenses of the Alliance Operations, for each of the years in the two-year period ended December 31, 2007, which report appears in the Form 8-K/A of Quicksilver Resources Inc.

/s/ KPMG LLP

Dallas, Texas
October 9, 2008